INVESTMENT ADVISORY AGREEMENT





      THIS AGREEMENT is made as of this 1st day of June, 1998 by and between FUNDAMENTAL FIXED-INCOME FUND, a Massachusetts business trust, on behalf of one of its series, the TAX-FREE MONEY MARKET SERIES (the "Fund") and TOCQUEVILLE ASSET MANAGEMENT L.P., a limited partnership (the "Interim Investment Adviser");

W I T N E S S E T H

        WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations promulgated thereunder; and



        WHEREAS, the Interim Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and engages in the business of acting as an investment adviser; and



        WHEREAS, the Fund and the Interim Investment Adviser desire to enter into an agreement to provide for the management of the assets of the Fund on an interim basis on the terms and conditions hereinafter set forth.



        NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

        1. Management. The Interim Investment Adviser shall act as interim investment adviser for the Fund for a period of up to, but not exceeding, 120 days from June 1, 1998, and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Fund's Board of Trustees. The Interim Investment Adviser shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser.



        2. Duties of Interim Investment Adviser. In carrying out its obligation under paragraph 1 hereof, the Interim Investment
Adviser shall, subject at all times to the policies and control of the Fund's Board of Trustees:

                (a)  supervise and manage all aspects of the Fund's operations;

                (b) provide the Fund or obtain for it, and thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Fund's Board of Trustees;

                (c) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Fund's shareholders and reports to and filings with the Securities and Exchange Commission and state
Blue Sky authorities;

                (d) provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Fund's principal office;

                (e) provide the Board of Trustees of the Fund on a regular basis with Financial reports and analyses on the Fund's operations and the operations of comparable investment companies;

                (f) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which they engage, or with respect to securities which the Investment Adviser considers desirable for inclusion in the Fund;

                (g) determine what issuers and securities shall be represented in the Fund's portfolio and regularly report them to the Board of Trustees of the Fund;

                (h) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees of the Fund;
and

        (i) take, on behalf of the Fund, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.



        3. Broker-Dealer Relationships. The Interim Investment Adviser is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Interim Investment Adviser's primary consideration in effecting a security transaction will be execution at a price that is reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions, including similar securities being purchased or sold on a securities exchange during a comparable period of time.

        In selecting a broker-dealer to execute each particular transaction, the Interim Investment Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies and procedures as the Board of Trustees may determine, the Interim Investment Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Interim Investment Adviser for the Fund's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Interim Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Interim Investment Adviser's overall responsibilities with respect to the Fund. The Interim Investment Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Interim Investment Adviser for the Fund's use. Such allocation shall be in such amounts and proportions as the Interim Investment Adviser shall determine and the Interim Investment Adviser will report on said allocations regularly to the Board of Trustees of the Fund indicating the brokers to whom such allocations have been made and the basis therefor.



        4. Control by Board of Trustees. Any investment program undertaken by the Interim Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Interim Investment Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Trustees of the Fund.



        5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Interim Investment
Adviser shall at all times conform to:

                (a) all applicable provisions of the Investment Company Act and the Investment Advisers Act and any rules and regulations adopted thereunder as amended; and

                (b) the provisions of the Registration Statements of the Fund under the Securities Act of 1933, as amended, and the Investment
Company Act; and

                (c) the provisions of the Declaration of Trust of the Fund, as amended; and

                (d)  the provisions of the By-laws of the Fund, as amended; and

                (e)  any other applicable provisions of state and federal law.

        6. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Interim Investment Adviser as follows:

                (a) The Interim Investment Adviser shall furnish, at its expense and without cost to the Fund, the services of a President, Chief Financial Officer, and to the extent necessary, such additional officers as may be required by the Fund for the proper conduct of its affairs.

                (b) The Interim Investment Adviser shall further maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraph (i) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Fund.

                (c) All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this paragraph 6. These expenses include but are not limited to brokerage commissions, legal, auditing, taxes or governmental fees, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, insurance premiums on property or personnel (including officers and trustees if available) of the Fund which inure to its benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.



        7. Compensation. The Fund shall pay the Interim Investment Adviser a portfolio management fee with respect to the Fund, which fee shall be computed on the basis of the average net asset value of the Fund as ascertained at the close of each business day and which fee shall be paid monthly within three
(3) business days following the end of the month in accordance with the following schedule:

 Net Asset Value        Annual  Fee Payable

 Net asset value to $100,000,000 Net asset value of $100,000,000 or more but less than $200,000,000 Net asset value of $200,000,000 or more but less than $300,000,000 Net asset value of $300,000,000 or more but less than $400,000,000 Net asset value of $400,000,000 or more but less than $500,000,000 Net
asset value of $500,000,000 or more      .50% .48% .46% .44% .42%
 .40%





                The computation for the period from the effective date of this Agreement to the last day of the month including such effective date shall be prorated according to the proportion which such period bears to the full month. Upon any termination of this Agreement before the end of any month, such compensation for the period from the end of the last month ending prior to such termination to the date of termination shall be prorated according to the proportion which such period bears to a full month and shall be payable upon the date of termination.



        8. Non-Exclusivity. The services of the Interim Investment Adviser to the Fund are not to be deemed to be exclusive, and the Interim Investment Adviser shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or Partners of the Interim Investment Adviser may serve as officers or trustees of the Fund, and that officers or trustees of the Fund may serve as officers or partners of the Interim Investment Adviser to the extent permitted by law; and that the officers and partners of the Interim Investment Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or partners of any other firm or corporation, including other investment companies.



        9. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for up to 120 days pending (i) consummation of the Agreement and Plan of Reorganization providing for the transfer of the Fund's assets to a separate newly-created series of The Tocqueville Trust, (ii) approval of a permanent investment adviser, or (iii) approval of another interim investment adviser.



                10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's
Board of Trustees or by vote of a majority of the Fund's outstanding voting securities. This Agreement may be terminated by the Interim Investment Adviser on twenty (20) days' written notice to the Fund. The notice provided for herein may be waived by the Fund. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.



        11. Liability of Interim Investment Adviser and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Interim Investment Adviser or any of its officers, trustees or employees, it shall not be subject to liability to the Fund or to any shareholder of the Fund for any omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.



        12. Liability of Trustees and Shareholders. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.



        13. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Interim Investment Adviser shall be 1675 Broadway, New
York, New York 10019. If to the Fund, an additional copy of any notice under this Agreement shall be provided to Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York 10022, attention to Carl Frischling, Esq. If to the Interim Investment Adviser, an additional copy of any notice under this Agreement shall be provided to Seward & Kissell, One Battery Park Plaza,
New York, New York  10006, attention to Robert Van Grover, Esq.



        14. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.



        15. Miscellaneous. The Interim Investment Adviser will notify the Fund of any changes in the general partner of its limited partnership within a reasonable time after such change.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.





                        FUNDAMENTAL FIXED-INCOME FUND,

                        on behalf of the Tax-Free Money Market Series





Attest:                         By:







                        TOCQUEVILLE ASSET MANAGEMENT L.P.



Attest:

                                By: